Exhibit 10.28
CONFIRMATION AGREEMENT
Dated as of November 1, 2006
by and between
SOUTHWEST GEORGIA FARM CREDIT, ACA
and
WACHOVIA BANK, NATIONAL ASSOCIATION
relating to
$55,097,671.24
IRREVOCABLE CONFIRMATION
OF LETTER OF CREDIT

-i-

CONFIRMATION AGREEMENT
          THIS CONFIRMATION AGREEMENT (the “Agreement” ), dated as of November 1, 2006, is by and between WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (the “ Confirming Bank” ), and SOUTHWEST GEORGIA FARM CREDIT, ACA, a federally chartered instrumentality organized and existing under the laws of the United States of America (the “LOC Bank” ).
BACKGROUND
          A. In order to finance the construction, acquisition and installation of the solid waste disposal components of an ethanol refining facility (the “Project” ) owned and operated by First United Ethanol, LLC, a Georgia limited liability company (the “Borrower” ), caused the Mitchell County Development Authority, a county and political subdivision of the State of Georgia (the “Issuer” ), to issue its Variable Rate Demand Taxable Economic Development Revenue Bonds, Series 2006 (First United Ethanol, LLC Project), in the aggregate original principal amount of Fifty Three Million Five Hundred Thousand Dollars ($53,500,000) (the “Bonds” ), under the terms and conditions more fully set forth in that certain Trust Indenture, dated as of October 1, 2006 (as amended, modified or supplemented from time to time, the “Indenture” ), by and between the Issuer and Wells Fargo Bank, National Association, as Trustee (the “Trustee” ).
          B. The Issuer loaned the proceeds of the Bonds (the “Loan” ) to the Borrower pursuant to the terms of that certain Loan Agreement entered into as of October 1, 2006, between the Borrower and the Issuer (the “Loan Agreement” ).
          C. To enhance the marketability of the Bonds, the Borrower arranged for the LOC Bank to issue its Letter of Credit dated November 30, 2006 (as amended, modified or supplemented from time to time, the “Letter of Credit” ) in favor of the Trustee in the original face amount of Fifty Five Million Ninety-Seven Thousand Six Hundred Seventy-One Dollars and Twenty Four Cents ($55,097,671.24), to secure the payment of the principal and interest on the Bonds.
          D. To secure repayment of any draws made under the Letter of Credit, the LOC Bank and the Borrower entered into a Reimbursement Agreement, dated as of November 30, 2006 (as amended, modified or supplemented from time to time, the “Reimbursement Agreement” ).
          E. In order to induce the Trustee to accept the Letter of Credit, the LOC Bank has requested that the Confirming Bank issue its Irrevocable Confirmation of the Letter of Credit to the Trustee to become operative on November 30, 2006 (as amended, modified or supplemented from time to time, the “Confirmation” ).
          F. The purpose of this Agreement is to set forth, among other things: (a) the Confirming Bank’s commitment to issue the Confirmation; (b) the LOC Bank’s agreement to reimburse the Confirming Bank for any and all payments made by the Confirming Bank pursuant to the Confirmation; and (c) the LOC Bank’s agreement to compensate the Confirming Bank for its commitment to issue the Confirmation.
          NOW THEREFORE, in consideration of the mutual agreements made herein and in order to induce the Confirming Bank to issue the Confirmation, the parties hereto agree as follows:

             SECTION 1. Definitions; Accounting Terms.
          (a) The following terms, as used herein, have the following respective meanings:
          “Act of Bankruptcy” means any of the following: (i) LOC Bank shall become bankrupt or shall fail to pay its debts generally as they become due; (ii) LOC Bank shall admit in writing its inability to pay any of its indebtedness; (iii) LOC Bank shall consent to a petition for or apply to any authority for the appointment of a receiver, liquidator, trustee or similar official for itself or any substantial part of its properties or assets; (iv) LOC Bank shall institute bankruptcy, insolvency, reorganization, arrangement or liquidation proceedings for itself; or (v) any receiver, liquidator, trustee or similar official for itself or any substantial part of its properties or assets shall otherwise be appointed, or bankruptcy, insolvency, reorganization, arrangement or liquidation proceedings shall be instituted against LOC Bank by a third party and remain undismissed for a period of sixty (60) days.
          “Act of Governmental Sanction” means any of the following: any Governmental Authority having jurisdiction over LOC Bank shall suspend or revoke LOC Bank’s license to conduct banking activities in the United States or any political subdivision thereof or in any other jurisdiction where LOC Bank conducts banking activities, or shall suspend LOC Bank’s payments under the Letter of Credit, or shall invalidate or repudiate the Letter of Credit or LOC Bank shall no longer be treated as a “bank” as defined in Section 3(a)(2) of the Securities Act of 1933, as amended.
          “Agreement” means this Confirmation Agreement, as it may from time to time be amended, supplemented or modified.
          “Base Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus 1% or (b) the Prime Rate in effect on such day. If for any reason the Confirming Bank shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Confirming Bank to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.
          “Bonds” has the meaning set forth in Background hereto.
          “Borrower” has the meaning set forth in Background hereto.
          “Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which commercial banks in New York, New York, or the city or cities in which the corporate trust office of the Trustee or the Tender Agent (as defined in the Indenture) or the office of the LOC Bank or the Confirming Bank at which demands for payment under the Letter of Credit or Confirmation, respectively, are to be presented or the depository bank through which the Confirming Bank draws funds are authorized or required by law to close or (iii) a day on which the New York Stock Exchange is closed.
          “Code” means the United States Internal Revenue Code of 1986, as from time to time amended.
          “Confirmation” has the meaning set forth in Background hereto.

          “Confirmation Amount” means Fifty Five Million Ninety-Seven Thousand Six Hundred Seventy-One Dollars and Twenty Four Cents ($55,097,671.24), as reduced from time to time as provided in the Confirmation.
          “Confirming Bank” has the meaning set forth in the introductory paragraph hereof.
          “Default” means any event or condition which, with the lapse of time or the giving of notice, or both, if required, would constitute an Event of Default.
          “Event of Default” has the meaning specified in Section 11 hereof.
          “Expiration Date” has the meaning set forth in the Confirmation.
          “Federal Funds Rate” means, for any day, a fluctuating interest rate per annum (based on a 360 day year) equal for each day during such period to the average of the rates of interest charged on overnight federal funds transactions, with member banks of the Federal Reserve System only, as published for any day which is a Business Day by the Federal Reserve Bank of New York (or, in the absence of such publication, as reasonably determined by the Confirming Bank).
          “GAAP” means generally accepted accounting principles in effect from time to time in the United States.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Guarantor” means AgFirst Farm Credit Bank, its successors and assigns.
          “Guaranty” means that Unconditional Guaranty dated as of November 30, 2006, by AgFirst Farm Credit Bank, as guarantor, in favor of the Confirming Bank.
          “Indenture” has the meaning set forth in the Background hereto.
          “Issuance Date” means the day on which all conditions precedent to the issuance of the Confirmation have been satisfied or waived in accordance with the terms of this Agreement.
          “Issuer” has the meaning set forth in Background hereto.
          “Letter of Credit” has the meaning set forth in Background hereto.
          “Loan” has the meaning set forth in the Background hereto.
          “Loan Agreement” has the meaning set forth in the Background hereto.
          “LOC Bank” has the meaning set forth in the introductory paragraph hereof.
          “Obligations” means all obligations (monetary or otherwise) of the LOC Bank to the Confirming Bank arising under or in connection with this Agreement and the Confirmation, including, without limitation, the Reimbursement Obligations, interest thereon, fees, finance charges, including, but not limited to, costs of court and reasonable attorney fees of the Confirming Bank.

          “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a business trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.
          “Prime Rate” means for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the rate of interest announced publicly by the Confirming Bank as its Prime Rate. The Prime Rate is not intended to be the lowest rate of interest charged by the Confirming Bank in connection with the extension of credit.
          “Reimbursement Agreement” has the meaning set forth in the Background hereto.
          “Reimbursement Obligation” means the obligation of the LOC Bank under Section 3(a)(i) to reimburse the Confirming Bank for each demand for payment under the Confirmation.
          “Related Documents” means the Reimbursement Agreement, the Letter of Credit, the Guaranty, this Agreement, the Confirmation, the Loan Agreement, the Indenture, the Bonds, and any other agreement or instrument delivered pursuant or relating thereto.
          “Responsible Officer” means, at any time, any Vice President or Senior Vice President in the LOC Bank.
          “Subsidiary” means any corporation or other entity of which capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is at the time directly or indirectly owned by LOC Bank.
          “Taxes” means any federal or state tax, assessment or other governmental charge or levy (including any withholding tax) upon a Person or upon its assets, revenues, income or profits other than income and franchise taxes imposed upon the Confirming Bank by the government of the States of Georgia, South Carolina, North Carolina or the federal government of the United States.
          “Tax-Exempt Confirmation Agreement” means that Confirmation Agreement by and between the LOC Bank and the Confirming Bank with respect to the $29,000,000 Mitchell County Development Authority Variable Rate Demand Solid Waste Disposal Revenue Bonds, Series 2006 (First United Ethanol, LLC Project).
          “Trustee” has the meaning set forth in the Background hereto.
          (b) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, as in effect from time to time, applied on a basis consistent (except for changes approved by LOC Bank’s independent certified public accountants) with the most recent consolidated financial statements of LOC Bank delivered to the Confirming Bank.
          (c) All other capitalized terms used herein, but not defined in this Agreement, shall have the meaning ascribed to them in the Indenture, the Letter of Credit or the Confirmation.
             SECTION 2. Issuance of the Confirmation. On or prior to November 30, 2006, upon twenty-four (24) hours written notice from the LOC Bank, and subject to the terms and conditions hereof, the Confirming Bank agrees to issue the Confirmation for the Trustee.

             SECTION 3. Reimbursement and Other Payments.
          (a) The LOC Bank hereby agrees to pay to the Confirming Bank the following amounts:
               (i) when a draw is made under the Confirmation:
                    (A) immediately after such drawing under the Confirmation, a sum (and interest thereon as provided in subsection (iii) below) equal to the amount drawn under the Confirmation in reimbursement of the Confirming Bank for such draw; and
                    (B) in connection with each drawing on the Confirmation, a drawing fee of $250 for each such drawing (and interest thereon as provided in subsection (iii) below);
               (ii) immediately after any transfer or amendment of the Confirmation in accordance with its terms, a fee equal to $1,500 (and interest thereon as provided in subsection (iii) below);
               (iii) on the date hereof, an origination fee of $100;
               (iv) interest on any and all amounts not paid by LOC Bank when due hereunder, for each day from the date such amounts become due until the date on which payment in full is made, after as well as before judgment, shall be payable on demand, at a fluctuating interest rate per annum calculated on the basis of the actual number of days elapsed over a year of 360 days, equal to the Base Rate plus three percent (3.0%); provided that such fluctuating interest rate shall in no event be higher (with respect to each amount due and payable hereunder, from the date such amount is due and payable until the date such amount is paid in full) than the maximum rate permitted by applicable law;
               (v) a nonrefundable letter of credit fee with respect to the Confirmation payable in advance (A) on the Issuance Date (for the period from, but not including, the Issuance Date to, and including, the Expiration Date) and (B) thereafter on each Expiration Date (for the extension period from, but not including, the existing Expiration Date to, and including, the new Expiration Date), which fee shall be calculated by multiplying the Confirmation Amount on the date of such fee is due, by a rate of 18 basis points (0.18%) per annum (the “Fee Percentage”), calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days for the number of days in the applicable period; provided, however, in the event that the rating on the Federal Farm Credit Banks Consolidated Systemwide Bonds is downgraded to a rating below “A” by Standard & Poor’s Ratings Group (or any comparable rating, if, at such time, Federal Farm Credit Banks Consolidated Systemwide Bonds are not rated by Standard & Poor’s Ratings Group), the Confirming Bank may, at its sole discretion, trigger an increase in the Fee Percentage as a result of such downgrade.
               (vi) if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof shall either (A) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued or confirmed by, or assets held by, or deposits in or for the account of, the Confirming Bank or (B) impose on the Confirming Bank any other condition regarding this Agreement or the Confirmation, and the result of any event referred to in clause (A) or (B) of this subsection shall be to increase the cost to the Confirming Bank of issuing or maintaining the Confirmation by an amount deemed by the Confirming Bank to be material (which increase in cost may be the result of the Confirming Bank’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, within ten (10) days of demand by the Confirming Bank, all additional amounts which are necessary to compensate the Confirming Bank for such increased cost incurred by the Confirming Bank. All payments of increased costs pursuant to this subsection shall bear interest thereon if not paid within ten (10) days of such demand payment in full thereof at the rate provided in subsection (iii) above. A certificate as to such increased cost incurred by the Confirming Bank as a result of any event mentioned in clause (A) or (B) of this subsection (vi) and setting forth the additional amount or amounts to be paid to it hereunder and setting forth in reasonable detail the basis therefor and the method of calculation thereof shall be prepared in good faith and submitted by the Confirming Bank to LOC Bank and shall be conclusive (absent manifest error) as to the amount thereof. The Confirming Bank shall determine the applicability of, and the amount due under, this section consistent with the manner in which they apply similar provisions and calculate similar amounts payable to them by other borrowers having in their credit agreements provisions comparable to this section; and
               (vii) if after the date hereof the Confirming Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Confirming Bank or any corporation controlling the Confirming Bank (a “Bank Parent”) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Confirming Bank’s or Bank Parent’s capital, by an amount deemed by the Confirming Bank or the Bank Parent to be material, as a consequence of its obligations under the Confirmation to a level below that which the Confirming Bank or Bank Parent could have achieved but for such adoption, change or compliance (taking into consideration the Confirming Bank’s or Bank Parent’s policies with respect to capital adequacy) then, upon notice of such change by the Confirming Bank by submission to LOC Bank of the certificate hereinafter described, within ten (10) days of receipt of such notice, such additional amount or amounts as will compensate the Confirming Bank for such reduction. All payments pursuant to this subsection (vii) shall bear interest thereon if not paid within ten days of such notice until payment in full at the rate provided in subsection (iii) above. A certificate of the Confirming Bank claiming compensation under this subsection (vii) and setting forth the additional amount or amounts to be paid to it hereunder and setting forth in reasonable detail the basis therefor and the manner of calculation thereof shall be prepared in good faith and submitted by the Confirming Bank to LOC Bank and shall be conclusive (absent manifest error). The Confirming Bank shall determine the applicability of, and the amount due under, this section consistent with the manner in which they apply similar provisions and calculate similar amounts payable to them by other borrowers having in their credit agreements provisions comparable to this section.
          (b) All payments by LOC Bank to the Confirming Bank hereunder shall be made in lawful currency of the United States of America and in immediately available funds at the Confirming Bank’s office at Wachovia Bank, National Association, 401 Linden Street, 1st Floor, Winston-Salem, North Carolina 27101, Attention: Standby Letter of Credit Department or at such other address as the Confirming Bank shall notify the LOC Bank in writing. Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, and any interest payable thereon shall be payable for such extended time at the specified rate.
          (c) LOC Bank will pay all amounts payable hereunder without setoff or counterclaim and free and clear of any Taxes. If any Taxes are levied or imposed on the amounts payable hereunder, LOC Bank will pay the full amount of such Taxes, and such additional amounts as may be necessary so that every net payment of amounts due hereunder, after withholding or deduction for or on account of any such Taxes, will not be less than the amounts stated to be due hereunder. In addition, LOC Bank will, on demand, indemnify and hold harmless the Confirming Bank against, and reimburse the Confirming Bank upon demand for, the amount of any Taxes so levied or imposed, other than by deduction or withholding, and paid by the Confirming Bank.
             SECTION 4. Conditions Precedent. The obligation of the Confirming Bank to issue the Confirmation is subject to the following conditions precedent having been complied with or waived by the Confirming Bank on or prior to the date requested for the issuance of the Confirmation pursuant to Section 2:
          (a) the Confirming Bank shall have received an opinion of counsel to LOC Bank, in form and substance satisfactory to the Confirming Bank and its counsel;
          (b) the LOC Bank shall have issued the Letter of Credit and the Confirming Bank shall have received the original Letter of Credit, for delivery to the Trustee with the Confirmation (or a copy of the fully executed Letter of Credit), and all copies of all documents, certificates and opinions delivered in satisfaction of such conditions precedent and shall have been named an addressee on all opinions delivered in connection therewith;
          (c) the Confirming Bank shall have received an authentic copy of LOC Bank’s delegation of authority and incumbency certificate relating to the execution, delivery and performance of this Agreement and the Letter of Credit;
          (d) the Related Documents shall (A) have been duly authorized, executed and delivered by the respective parties thereto, (B) be in full force and effect on the Issuance Date, and (C) be satisfactory in form and substance to the Confirming Bank, and an executed copy of each Related Document shall have been delivered to the Confirming Bank;
          (e) the Confirming Bank shall have received all opinions delivered in connection with the issuance of the Letter of Credit and the entering into of the Related Documents, addressed to the Confirming Bank or delivered with a reliance letter permitting the Confirming Bank to rely on such opinions;
          (f) all matters relating to the issuance of the Letter of Credit and the entering into of the Related Documents shall be in form and substance satisfactory to the Confirming Bank; and
          (g) the Confirming Bank shall have received such other documents, instruments, approvals (and, if requested by the Confirming Bank, certified duplicates of executed copies thereof) or opinions as the Confirming Bank may reasonably request.
             SECTION 5. Reduction and Reinstatement of Amount. The Confirmation Amount shall be reduced and reinstated to the extent specified in the Confirmation.
             SECTION 6. Reserved.
             SECTION 7. Obligations Absolute. The Obligations shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms hereof; under all circumstances whatsoever, and, without limiting the generality of the foregoing, irrespective of;
          (a) any lack of validity or enforceability of this Agreement, the Confirmation, the Letter of Credit, the Bonds or any other Related Document;

          (b) any amendment or waiver of or any consent to departure from this Agreement, the Confirmation, the Letter of Credit or any other Related Document;
          (c) the existence of any claim, setoff, defense to payment or other rights which LOC Bank may have at any time against any Person (including, without limitation, against the Borrower, the Trustee, the Issuer, the holder of any Bond or any transferee of the Confirmation (or any Person for whom the Trustee, the Issuer, any such holder or any such transferee may be acting), the Confirming Bank), whether in connection with this Agreement, the Indenture, any other Related Document, the transactions contemplated hereby or thereby or any unrelated transaction;
          (d) any statement, certificate or any other document presented under the Confirmation proving to be forged, fraudulent or invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever absent gross negligence or willful misconduct on the part of the Confirming Bank;
          (e) any misapplication by the beneficiary of the Confirmation of the proceeds of any draw thereunder; and
          (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, absent gross negligence or willful misconduct on the part of the Confirming Bank.
             SECTION 8. Extension of the Stated Expiration Date. The Confirmation shall be automatically renewed without amendment in accordance with the terms of the Confirmation.
             SECTION 9. Representations and Warranties . LOC Bank represents and warrants to the Confirming Bank that:
          (a) Financial Statements. The annual financial statements of the LOC Bank and its Subsidiaries dated December 31, 2005, and the related statements of income and retained earnings for the fiscal year ended on such date, audited by independent certified public accountants reasonably acceptable to Confirming Bank, copies of which have been delivered to the Confirming Bank, fairly present in conformity with GAAP, the financial position of the LOC Bank and its Subsidiaries as at such date and its results of operations for the fiscal year then ended.
          (b) No Change. Since the date of the most recently prepared financial statements of the LOC Bank, there has been no material adverse change in the business, operations, property or financial condition of the LOC Bank and its Subsidiaries taken as a whole or the ability of LOC Bank to enter into and perform its obligations under this Agreement or any other Related Document.
          (c) Existence. The LOC Bank is a federally chartered instrumentality duly organized and validly existing under the laws of the United States of America with the requisite power and authority to own its properties and assets and to transact the business and to carry on the operations in which it currently engages.
          (d) Authority. The execution, delivery and performance of this Agreement and the Letter of Credit are within the powers of LOC Bank and do not contravene in any material way any law or any obligation by which LOC Bank is bound. LOC Bank has received all approvals required by law or regulation to enter into, deliver and perform this Agreement and the Letter of Credit.
          (e) Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of any Responsible Officer, threatened against or affecting LOC Bank or any of its

Subsidiaries before any court, administrative office, agency or authority which would either individually or collectively have a material adverse effect on LOC Bank’s business, operations or property or financial or other condition of LOC Bank and its Subsidiaries taken as a whole or the ability of LOC Bank to enter into and perform its obligations under this Agreement or any other Related Document.
          (f) Enforceability. This Agreement when duly executed and delivered will be legal, valid and binding obligation of the LOC Bank enforceable against the LOC Bank in accordance with its terms, except as such enforceability may be limited by equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.
          (g) Default. No Event of Default or Default has occurred and is continuing.
          (h) Not an Investment Company. LOC Bank is not, and is not controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
             SECTION 10. Covenants. LOC Bank agrees that during the term of this Agreement:
          (a) Financial Statements. To the extent not made publicly available and accessible to the Confirming Bank within such time frame, LOC Bank will furnish to the Confirming Bank as soon as available, upon request of the Confirming Bank, but in any event within ninety (90) days after the end of each fiscal year and fiscal quarter of LOC Bank, the consolidated financial statements of the LOC Bank and its Subsidiaries for such period, together with the related statements of income and retained earnings, audited by such independent certified public accountants as then reasonably acceptable to Confirming Bank.
          (b) Certificates; Other Information. LOC Bank will furnish to the Confirming Bank annually, upon request made on or about the date that the financial statements referred to in Section 10(a) hereof are delivered to the Confirming Bank, a certificate of a Responsible Officer stating whether to his or her knowledge there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default exists, setting forth the details thereof and the action that LOC Bank is taking or proposes to take with respect thereto;
               (i) immediately after any Responsible Officer becomes aware of the occurrence of any Default or Event of Default, a certificate of a Responsible Officer setting forth the details thereof and the action which LOC Bank is taking or proposes to take with respect thereto;
               (ii) promptly following any refusal thereof, a copy of each draw request refused by LOC Bank;
               (iii) promptly following the occurrence thereof, with respect to the Letter of Credit, written notice of each reduction, reinstatement or termination of any portion thereof other than in connection with any reduction of an interest drawing thereunder which is reinstated within one day of such interest drawing;
               (iv) promptly following the occurrence thereof, written notice of any event, happening or circumstance which has resulted or would likely result in an Act of Governmental Sanction, and promptly upon receipt thereof, a copy of each notice or other communication received by LOC Bank from any Governmental Authority relating to any such event, happening or circumstance; and

               (v) promptly, such additional financial and other information as the Confirming Bank may from time to time reasonably request.
          (c) Maintenance of Existence. LOC Bank will preserve and maintain its existence and all of its rights, privileges, permits and franchises required by law in the normal conduct of its business.
          (d) Amendment to Certain Documents. LOC Bank shall not amend, waive or otherwise modify, and shall not consent to any amendment, waiver or other modification, of any provision of the Reimbursement Agreement, including, without limitation, any “event of default” thereunder, the Letter of Credit or any Related Document, without the prior written consent of the Confirming Bank if any such amendment, waiver or other modification would have a material adverse effect on the rights of the Confirming Bank under this Agreement or would diminish or limit LOC Bank’s rights under the Reimbursement Agreement, the Letter of Credit or any other Related Document.
          (e) Default Notices. LOC Bank shall promptly notify the Confirming Bank and the Trustee of any event of default known to any Responsible Officer to have occurred under the Indenture, the Reimbursement Agreement or any other Related Document which default constitutes an “event of default” and LOC Bank shall from time to time at the reasonable request of the Confirming Bank keep the Confirming Bank informed of what actions LOC Bank intends to take or is taking with respect to such default.
          (f) Downgrading. Upon the downgrading of the rating on Federal Farm Credit Banks Consolidated Systemwide Bonds to a rating below “BBB” by Standard & Poor’s Ratings Group (or any comparable rating, if, at such time, Federal Farm Credit Banks Consolidated Systemwide Bonds are not rated by Standard & Poor’s Ratings Group), LOC Bank shall cooperate fully with the Issuer and the Confirming Bank in finding a Substitute Credit to replace the Letter of Credit. Any issuer of any such Substitute Credit shall be acceptable to the Confirming Bank.
             SECTION 11. Events of Default.
          (a) Events of Default. Each of the following events shall be an “Event of Default” hereunder:
               (i) LOC Bank shall fail to pay any amount due hereunder when and as the same shall become due;
               (ii) an Event of Default shall occur and be continuing under, and as defined in, the Tax-Exempt Confirmation Agreement;
               (iii) LOC Bank shall fail to observe or perform any covenant contained in this Agreement which failure, to the extent reasonably susceptible to cure, continues for a period of thirty (30) days, unless LOC Bank is making reasonable attempts to cure such default with all diligence and additional time is needed to provide such cure, an additional sixty (60) days shall be granted to cure such default;
               (iv) any representation, warranty, certificate or statement made by LOC Bank in this Agreement, or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been false or incorrect in any material respect when made or deemed made;
               (v) a default under the Guaranty;

               (vi) LOC Bank or any of its Subsidiaries shall (A) default in any payment when due, at the stated maturity thereof, by acceleration or otherwise, of any amount in respect of any indebtedness for borrowed money (other than indebtedness referred to in clause (i)) owed to the Confirming Bank or any of its affiliates beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created; or (B) default in the observance or performance of any other agreement or condition relating to any such indebtedness for borrowed money or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, beyond the period of grace, the effect of which default or other event or condition is to cause or to permit such indebtedness to become due prior to its stated maturity or to permit the holder of such indebtedness to realize upon any collateral given as security therefore,
               (vii) an Act of Bankruptcy or an Act of Governmental Sanction shall occur;
               (viii) the Letter of Credit is repudiated by the LOC Bank or any Governmental Authority having jurisdiction over the LOC Bank; or
               (ix) the downgrading of the rating on Federal Farm Credit Banks Consolidated Systemwide Bonds to a rating below “BBB” by Standard & Poor’s Ratings Group (or any comparable rating, if, at such time, Federal Farm Credit Banks Consolidated Systemwide Bonds are not rated by Standard & Poor’s Ratings Group).
          (b) Remedies. Upon the occurrence and continuation of an Event of Default; the Confirming Bank may, without limiting any other rights and remedies available at law or in equity, exercise one or all of the remedies set forth below. It is expressly understood that no single remedy set forth below is intended to be exclusive of any other remedy or remedies:
               (i) the Confirming Bank shall be relieved of its agreement to issue, or any agreement made pursuant to Section 8 hereof to extend the Stated Expiration Date of, the Confirmation if it has not yet been issued or the Stated Expiration Date has not been extended in accordance with the terms hereof and thereof;
               (ii) notify the Trustee of such Event of Default;
               (iii) until the Confirming Bank has been reimbursed in full for any and all drawings under the Confirmation, all reimbursement payments received by the LOC Bank under or in connection with the Indenture, the Reimbursement Agreement or otherwise in respect of the Letter of Credit or the other Related Documents shall be received in trust for the benefit of the Confirming Bank, shall be segregated from other funds of the LOC Bank and shall be forthwith paid over to the Confirming Bank in the same form as received (with any necessary endorsement) if the Confirming Bank has paid draws on the Confirmation to the extent of such payments; and
               (iv) proceed against the Guarantor for payment in full of all Obligations outstanding hereunder pursuant to the Guaranty.
             SECTION 12. Further Assurances. Upon the occurrence and during the continuation of a Default or Event of Default hereunder, LOC Bank shall, from time to time, at its own expense, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Confirming Bank may reasonably request, in order to enable the Confirming Bank to exercise and enforce its rights and remedies hereunder and under the Indenture, the Reimbursement Agreement and the other Related Documents.

             SECTION 13. Amendments and Waivers. No amendment or waiver of any provision of this Agreement or consent to any departure by LOC Bank therefrom shall in any event be effective unless the same shall be in writing and signed by the Confirming Bank and LOC Bank. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
             SECTION 14. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including SWIFT, telecopier, e-mail or similar writing) and shall be given to such party at its address or telecopier number set forth below or such other address or telecopier number as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or other communication shall be effective (a) if given by telecopier, when such telecopy is transmitted to the telecopier number specified below and an appropriate confirmation is received, (b) if given by mail, three (3) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (c) if timely delivered to a recognized overnight courier service for next day delivery, on the next Business, Day or (d) if given by any other means, when delivered at the address specified in this Section 14.

LOC Bank	Southwest Georgia Farm Credit, ACA
411 West Broughton Street
Bainbridge, Georgia 39818
Attn: Richard Monson
Telephone: (229) 246-8032 x.112
Facsimile: (229) 246-2711

Confirming Bank	Wachovia Bank, National Association
Mail Code SC-3295
1426 Main Street, 18th Floor
Columbia, South Carolina 29201
Attention: Tammy J. Mitten
Telephone: (803)765-3600
Facsimile: (803)765-3023

With a copy:

Wachovia Bank, National Association
401 Linden Street, 1st Floor
Winston-Salem, North Carolina 27101
Attention: Standby Letter of Credit Department
Telephone: (800) 776-3862
Facsimile: (336) 735-0950
             SECTION 15. No Waiver; Remedies Cumulative. No failure on the part of the Confirming Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or otherwise.

             SECTION 16. Right of Subrogation; Setoff.
          (a) Without limiting any rights of subrogation which the Confirming Bank may have or become entitled to (and without limiting any other rights or remedies of the Confirming Bank), to the extent LOC Bank does not satisfy any of the Obligations hereunder as and when stated to be due, the Confirming Bank shall be fully subrogated to the rights of LOC Bank under the Indenture, the Reimbursement Agreement and the Related Documents.
          (b) Without limiting any other right of the Confirming Bank, the Confirming Bank at its sole election may set off against and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other indebtedness or moneys at any time owing, by the Confirming Bank to or for the credit or account of LOC Bank, whether or not due, against any and all amounts due the Confirming Bank hereunder, and the Confirming Bank shall be deemed to have exercised the right of setoff immediately at the time of such election.
             SECTION 17. Indemnification. LOC Bank hereby indemnifies and holds harmless the Confirming Bank from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Confirming Bank may incur (or which may be claimed against the Confirming Bank by any Person or entity whatsoever) (a) by reason of any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any disclosure document relating to the LOC Bank, the Reimbursement Agreement and the Letter of Credit, or any other materials distributed, or representation made, in connection with the issuance, offering or reoffering of the Bonds, or in any supplement or amendment to any thereto (collectively, the “Disclosure Materials”), or the omission to state in any such Disclosure Materials a material fact necessary to make such statements, in the light of the circumstances under which they are or were made, not misleading; or (b) by reason of or in connection with the execution and delivery or transfer of or payment, timely payment or failure to pay under, the Confirmation; provided that LOC Bank shall not be required to indemnify the Confirming Bank for any such claims, damages, losses, liabilities, costs or expenses in the case of indemnification pursuant to clause (b) above, to the extent, but only to the extent a court of competent jurisdiction shall have determined that such claim, damage, loss, liability, cost or expense was caused by the willful misconduct or gross negligence of the Confirming Bank. Nothing in this Section 17 is intended to limit the LOC Bank’s Reimbursement Obligation. The LOC Bank agrees that the Confirming Bank has no obligation to confirm or investigate the accuracy or completeness of the statements made in any Disclosure Materials or any Related Documents as a condition to the indemnities set forth in this Section 17 or for any other purpose.
             SECTION 18. Continuing Obligation. The obligations of LOC Bank under this Agreement shall continue until the later of (a) the Expiration Date or (b) the date upon which all amounts due or to become due to the Confirming Bank hereunder shall have been paid in full and shall (i) be binding upon LOC Bank and its successors and assigns and (ii) inure to the benefit of and be enforceable by the Confirming Bank and its successors, transferees and assigns; provided, however, that (A) LOC Bank may not assign all or any part of its rights or obligations under this Agreement without the prior written consent of the Confirming Bank and (B) the indemnification obligations of LOC Bank shall survive the termination of this Agreement.
             SECTION 19. Transfer of the Confirmation. The Confirmation may be transferred in accordance with the provisions set forth therein.

             SECTION 20. Limited Liability of the Confirming Bank. Neither the Confirming Bank nor any of its employees, agents, officers or directors shall be liable or responsible for:
          (a) the use which may be made of the Confirmation or for any acts or omissions of the Trustee, the Issuer, the holder of any Bond or any transferee in connection therewith;
          (b) the validity, or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged; or
          (c) any other circumstances whatsoever in making or failing to make payment under the Confirmation, except only that LOC Bank shall have a claim against the Confirming Bank, and the Confirming Bank shall be liable to LOC Bank, to the extent, but only to the extent, of any direct, as opposed to punitive or any consequential, damages suffered by LOC Bank which LOC Bank proves were caused by (i) the Confirming Bank’s willful misconduct or gross negligence in determining whether documents presented under the Confirmation comply with the terms thereof or (ii) the Confirming Bank’s negligent or willful failure to pay under the Confirmation after the presentation to it by the Trustee (or a successor under the Indenture to whom any the Confirmation has been transferred in accordance with its terms) of a draft and certificate strictly complying with the terms and conditions of the Confirmation. In furtherance and not in limitation of the foregoing, the Confirming Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. In addition, “willful failure to pay” by the Confirming Bank shall not include the Confirming Bank’s determination not to honor a draft on the Confirmation in the event LOC Bank shall have waived any discrepancies in presentation of a draft under the Letter of Credit.
             SECTION 21. Costs, Expenses and Taxes. LOC Bank agrees to pay on demand all out-of-pocket expenses of the Confirming Bank, in connection with: (a) the negotiation and preparation of this Agreement and the Confirmation and review of the Related Documents, (b) any amendments, supplements, consents or waivers hereto or thereto, and (c) upon the occurrence and during the continuation of a Default or Event of Default, the enforcement of this Agreement, the Confirmation and the Related Documents and any other documents which may be delivered in connection herewith or therewith. In addition, and if applicable, LOC Bank agrees to pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and the Related Documents and agrees to save the Confirming Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.
             SECTION 22. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.
             SECTION 23. Governing Law. This Agreement and the Confirmation (to the extent inconsistent with the ISP98, as defined in the Confirmation) shall be governed by, and construed and interpreted in accordance with, the laws of the State of North Carolina, without reference to conflict or choice of laws.

             SECTION 24. Consent to Jurisdiction, Service of Process, WAIVER OF JURY TRIAL.
          (a) Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the nonexclusive jurisdiction of any North Carolina court sitting in the City of Winston-Salem or the United States federal court for the Western District of North Carolina over any suit action or proceeding arising out of or relating to this Agreement. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now have or hereafter acquire to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The foregoing shall not limit the rights of the Confirming Bank to bring proceedings against LOC Bank in the competent courts of any jurisdiction or jurisdictions. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon it.
          (b) Service of Process. Each of the parties hereto hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 24(a) hereof at its address set forth in Section 14 hereof. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of such service and agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon it.
          (c) WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER RELATED DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY; THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
             SECTION 25. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
             SECTION 26. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
             SECTION 27. Entirety. This Agreement, together with the form of Confirmation attached hereto, represent the entire agreement of the parties hereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to this Agreement or the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Confirmation Agreement to be duly executed and delivered as of the date first above written.

Southwest Georgia Farm Credit, ACA
By:	/s/ Ted R. Murkerson
	Name:	Ted R. Murkerson
	Title:	Capital Markets Administrator

Wachovia Bank, National Association
By:	/s/ Tammy J. Mitten
Tammy J. Mitten, Senior Vice President

Acknowledged and Agreed: First United Ethanol, LLC
By:	/s/ Murray Campbell
	Name:	Murray Campbell
	Title:	Chairman